Exhibit 10.73

O-Bank Co Ltd.

Letter of Credit Approval

O-Bank Co Ltd. (the “Bank” or “Creditor”) has duly reviewed the application of China United Insurance Service, Inc. (the “Company” or “Credit Receiver”) for a credit facility or other business transactions, and agrees the following. Please provide the resolution adopted by the Company’s Board of Directors and all other necessary documents required by the Bank, and subsequently sign the Facility Agreement (credit agreement) with the Bank.

Credit Receiver: CHINA UNITED INSURANCE SERVICE, INC.
Credit Number: 201790065		Credit Limit: Short-Term Unsecured Comprehensive Credit USD 1,500,000.00
Purpose of Borrowing: Funding Business Operations		Duration of Credit: June 22, 2017 to June 21, 2018
Utilization: Revolving Basis		Principal Repayment: Payable Upon Maturity
Interest Repayments: Payable Monthly		Joint and Several Guarantor: Law Insurance Broker Co. Ltd.
Utilization; Drawdown Deadline: If drawdown is permitted in single, multiple, or revolving installments, the deadline for administering each drawdown shall be the 180th day following the commencement date of the credit.
Collateral: Law Insurance Broker Co. Ltd. to pledge TWD certificate of deposit equal to at least one hundred percent (100%) of the sum of credit limit with the Bank.
Other Provisions:

•   Duration of Credit: 12 months

•   Interest Rate:

-       Other Method: According to the Bank’s daily cost of funds + 0.5%

•   Interest Rate Adjustment: Floating rate

•   Commitment Fee: No

•   Upfront Fee: No

•   Repayment Method: Payable upon each maturity date

•   Interest Payments: Payable monthly

•   Miscellaneous:

-       Loan-to-value must be 90% of the TWD certificate of deposit

-       Exchange rate is the closing exchange rate of the previous day

-       Collateral maintenance ratio shall be 110%, if the ratio falls to 105%, the Bank will send written notification to the Company, and the Company shall, within 5 business days upon the receipt of the notification, repay the principal amount or provide acceptable collateral (such as TWD or USD deposits) to raise the collateral maintenance ratio to 110%

Special Provisions:	All business/transactional fees will be determined by the Company and the Bank on a case by case basis at the time of each separate drawdown application.
Credit Type	Credit Limit (In Thousands)	Duration of Credit	Rates (%)	Interest Rates		Other Provisions
				Index Rate	Bonus Rate
Short-Term Loan	1,500	12 months	See Other Provisions			See Other Provisions

General Provisions:

1.	The Bank’s base rate is defined as the Central Bank of Taiwan rediscount rate + the Bank’s operation cost bonus. The Bank’s base rate is adjusted and announced by the Bank on:

a.	The first business day immediately following the change in Central Bank of Taiwan rediscount rate.
b.	July 10th of each year (when the Bank’s operation cost bonus is adjusted each year).
c.	If the adjustment date falls on a weekend or holiday, the adjustment will be postponed to the first business day immediately following the purported adjustment date and that date will be deemed the adjustment date with respect thereto.

If an event of Force Majeure occurs that results in the Bank’s base rate to deviate from the market rate, the Bank reserves the right to adjust the structure of the base rate; on the condition that the Bank obtains the permission from the Central Bank of Taiwan, and that at least 10 days prior to that change, the Bank first publishes such change at the Bank’s business locations and its website.

2.	For short, medium, and long term loans in TWD, the interest amount is calculated based on the actual number of days the principal balance is outstanding. The interest amount equals the outstanding principal balance multiplies by the annual rate, and then being divided by 365 (or 366 for leap year).

3.	The Bank’s “Collateral Valuation Policies” has been revised in accordance to Article 27 of “Credit Granting Guidelines for the Members of the Bankers Association of The Republic Of China (BAROC)” rectified by the Financial Supervisory Commission of Taiwan. At the time of utilization, the Bank reserves the right to reduce the previously agreed upon loan-to-value by 5% if publicly traded corporate stock is provided as the collateral of this Credit by a director, supervisor, substantial shareholder of over 10% shareholding or its affiliate (the “Specific Person”) of the issuing company with the share pledge ratio exceeding 50%. If corporate stock of a listed financial institution or financial holding company is provided as the collateral, the Bank reserves the right to reduce the previously agreed upon loan-to-value by 5% for any Specific Person, whether the share pledge ratio exceeds 50% or not.

4.	If the indebtedness owed by the Company to the Bank, or any of the Company’s deposits with the Bank are attached by the court upon another creditor’s petition for compulsory execution, and the Bank has been notified by the execution court of an freezing order, an execution order, an transfer order or payment referral order, the Bank reserves the right to accelerate the repayment term of any and all indebtedness, corresponding to those mentioned on the aforementioned orders, of the Bank to the Company prior to its maturity date. The Bank may further set off those amounts.

5.	Any person holding a receipt, or certificate of custody issued by the Bank to the Company, or the Company’s seal, are regarded as agents of the Company and may go the Bank to request for the return or replacement of the collaterals, unless the Bank knows or has reasonable grounds to know that aforementioned person is not authorized to do so.

6.	The Bank may examine, inspect, or take custody of the collaterals of the Company for the purpose of business operation or protection of the Bank’s rights.

7.	The Company hereby confirms that it has carefully read and considered all provisions set forth in this Letter of Credit Approval. This Letter of Credit Approval is in duplication. The Company and the Bank shall hold each one of the original copies.

O-Bank Co Ltd. (Taipei 4th Branch) (seal)

Branch Manager: Yi-Liang Lin

Business Address: No.99, Sec. 2, Tiding Blvd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.)

China United Insurance Service, Inc. (seal)

Authorized Representative: Yi-Hsiao Mao (seal)

Business Address: 5th Floor, No. 311 Section 3, Nan-King East Road, Taipei City, Taiwan (R.O.C.)

Date: September 25, 2017